UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                            June 20, 2005

Health Grades, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22019	62-1623449

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Golden Ridge Road, Suite 100 Golden, Colorado		80401

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code                                              (303) 716-0041

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.

On June 20, 2005, the Compensation Committee of the Board of Directors of Health Grades, Inc. (“Health Grades”) formally approved an incentive bonus program applicable to Health Grades’ executive officers for 2005. Bonuses for 2005 will be paid based principally on objective standards, but to a lesser extent on discretionary considerations. Most of the bonuses to be paid to executive officers will be based upon the amount of revenue and net income realized by Health Grades. Specifically, 50 percent of the non-discretionary target bonus will be based on achievement of a revenue goal while the other 50 percent of the target bonus will be based on the achievement of a net income goal. No bonus will be paid with respect to the revenue or net income component of the non-discretionary bonus unless the amount of revenue or net income, as the case may be, actually achieved equals or exceeds 75% of the target amount. If the revenue or net income component exceeds the target amount, the bonus paid will exceed the target bonus for the relevant component. In addition, executive officers are eligible to receive discretionary bonuses based on factors principally relating to Health Grades’ financial performance or the performance of the division of the business for which the executive officer has principal responsibility. Executive officers who receive commissions based on sales will not participate in this bonus program.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH GRADES, INC. (Registrant)
By:	/s/ ALLEN DODGE
Allen Dodge
Senior Vice President –Finance and Chief Financial Officer

Dated: June 24, 2005